                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                      Anchor Pacific Underwriters, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------

     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------

     (3) Filing Party:

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     (4) Date Filed:

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

                       ANCHOR PACIFIC UNDERWRITERS, INC.
                         1800 Sutter Street, Suite 400
                           Concord, California 94520

                               ----------------

                    Notice of Annual Meeting of Shareholders
                             Tuesday, May 23, 2000

                               ----------------

   The Annual Meeting of Shareholders of Anchor Pacific Underwriters, Inc. (the "Company" or "Anchor") will be held at the Lakeview Club, 300 Lakeside Drive, 28th Floor, Oakland, California, on May 23, 2000, at 10:00 a.m. for the following purposes:

  1. To elect seven directors, the names of whom are set forth in the accompanying Proxy Statement, to serve until the 2001 Annual Meeting.

  2. To ratify the reappointment of Odenberg, Ullakko, Muranishi & Co. as independent auditors of the Company.

  3. To transact such other business as may properly come before the meeting.

   Only shareholders of record at the close of business on March 24, 2000, are entitled to vote at this meeting and any adjournment or postponement thereof. The meeting will be open to shareholders of record, proxyholders and others by invitation only. Beneficial owners of shares held by a broker or nominee must present proof of such ownership to attend the meeting.

   A copy of the Company's Annual Report for the fiscal year ended December 31, 1999, containing financial statements, is included with this mailing.

                                         By Order of the Board of Directors,

                                         /s/ CAROL J. HAYNOSCH
                                         Carol J. Haynosch,
                                         Secretary

Concord, California
April 24, 2000




    PLEASE USE THE ENCLOSED STAMPED ENVELOPE TO RETURN YOUR PROXY. RETURNING YOUR PROXY WILL NOT PREVENT YOU FROM VOTING IN PERSON AT THE ANNUAL MEETING. YOUR PROMPT RESPONSE WILL HELP YOUR COMPANY ASSURE A QUORUM AND AVOID ADDITIONAL EXPENSE FOR PROXY SOLICITATION.

                       ANCHOR PACIFIC UNDERWRITERS, INC.

                               TABLE OF CONTENTS

PROXY STATEMENT.............................................................   1

  Shareholder Proposals for Next Annual Meeting.............................   2
  Outstanding Voting Securities.............................................   2
  Transaction with Ward North America Holding, Inc. ........................   2
  Principal Shareholders....................................................   3

ELECTION OF DIRECTORS.......................................................   4

  Committees and Meetings of the Board of Directors.........................   7
  Section 16(a) Beneficial Ownership Reporting Compliance...................   8
  Stock Ownership Table.....................................................   8
  Executive Compensation....................................................  10
  Employment Agreement with James R. Dunathan...............................  11
  Employment Agreement with Thomas O. Hedford...............................  11
  Employment Agreement with Earl Wiklund....................................  11
  The 1994 Stock Option Plan (the "1994 Plan")..............................  12
  Certain Relationships and Transactions....................................  12

DIRECTORS' PROPOSALS........................................................  14

  Directors' Proposal to Ratify the Appointment of Independent Auditors.....  14

ANNUAL REPORT AND FINANCIAL STATEMENTS......................................  14

                       ANCHOR PACIFIC UNDERWRITERS, INC.
                         1800 Sutter Street, Suite 400
                           Concord, California 94520

                               ----------------

                                PROXY STATEMENT

                               ----------------

                        Annual Meeting of Shareholders
                                 May 23, 2000

   The enclosed proxy is solicited on behalf of the Board of Directors of Anchor Pacific Underwriters, Inc. (the "Company" or "Anchor"), a Delaware corporation, for use at the Annual Meeting of Shareholders to be held at 10:00 a.m. at the Lakeview Club, 300 Lakeside Drive, 28th Floor, Oakland, California, on May 23, 2000, and at any adjournment or postponement thereof. Only holders of the Company's common stock of record on March 24, 2000, will be entitled to vote. At the close of business on the record date, there were 4,710,055 shares of common stock and 1,853,300 shares of Series A Convertible Preferred ("Series A Preferred") stock outstanding. The Series A Preferred shares are convertible into 18,533,000 shares of common stock and have the right to vote with the Company's common stock on an "as converted" basis.

   Holders of common stock are entitled to one vote for each share held, except each shareholder has cumulative voting rights for the election of directors under California law applicable to the Company. Cumulative voting rights entitle each shareholder to cast that number of votes which equals the number of shares held by such shareholder multiplied by the number of directors to be elected. Each shareholder may cast all of his or her votes for a single candidate or distribute such votes among any or all of the candidates as he or she chooses. No shareholder will be entitled to cumulate votes (in other words, cast for any candidate a number of votes greater than the number of shares of stock held by such shareholder) unless such candidate's or candidates' name(s) have been placed in nomination prior to the voting, and the shareholder has given notice at the meeting prior to the voting of the shareholder's intention to cumulate votes. If any shareholder has given such notice, all shareholders may cumulate their votes for candidates in nomination. An opportunity will be given at the meeting prior to the voting for any shareholder who desires to do so to announce his or her intention to cumulate his or her votes. The proxyholders are given discretionary authority, under the terms of the proxy, to cumulate votes represented by shares for which they are named in the proxy.

   The presence in person or by proxy of a majority of the shares entitled to vote is necessary to constitute a quorum at the Annual Meeting of Shareholders. Any person giving a proxy in the form accompanying this Proxy Statement has the power to revoke it prior to its exercise. A proxy may be revoked by filing with the Secretary of the Company prior to the meeting, an instrument revoking it or a duly executed proxy bearing a later date, or by attending the meeting and electing to vote in person.

   The shares represented by a duly executed and unrevoked proxy in the form accompanying this Proxy Statement will be voted in accordance with the specifications contained therein, and in the absence of specifications will be voted FOR the nominees for directors named herein and the ratification of appointment of Odenberg, Ullakko, Muranishi & Co. ("Odenberg") as independent auditors of the Company, and according to the discretion of the proxyholders on any other matters that properly come before the meeting.

   This Proxy Statement and the accompanying proxy were first sent to shareholders on approximately April 28, 2000. The cost of this solicitation is being borne by Anchor. Anchor may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited personally or by telephone, facsimile or telegram, by certain of Anchor's directors, officers and regular employees, without additional compensation.

Shareholder Proposals for Next Annual Meeting

   Subject to Securities and Exchange Commission ("SEC") regulations, proposals of shareholders intended to be presented at the 2001 Annual Meeting must be received by the Secretary of Anchor not later than December 3, 2000, to be included in the 2001 Proxy Statement.

Outstanding Voting Securities

   Only shareholders of record at the close of business on March 24, 2000, are entitled to vote at the Annual Meeting. On that day, there were issued and outstanding 4,710,055 shares of common stock and 1,853,300 Series A Preferred stock convertible into 18,533,000 shares of the Company's common stock (representing 62.6% of Company's outstanding shares on a fully diluted basis). Each share entitles the holder thereof to one vote.

Transaction with Ward North America Holding, Inc.

   On November 29, 1999, Anchor and Ward North America Holding, Inc. ("Ward") executed a letter of intent whereby Ward would acquire a controlling ownership interest in Anchor and nominees of Ward would assume a majority of the seats on Anchor's Board of Directors. The November 29, 1999 letter of intent was further modified by the parties pursuant to a February 18, 2000 binding Letter Agreement that specifically bound the parties to certain funding and structural commitments.

   Effective March 9, 2000, Anchor and Ward entered into a Securities Purchase Agreement ("Agreement") which superseded and replaced in its entirety the binding Letter Agreement dated February 18, 2000 and letter of intent dated November 29, 1999. The basic terms of the Agreement provide that Ward would purchase from Anchor a package of debt and equity securities and that it would make available a $1,000,000 loan facility. The specific securities and loan facility are described below:

     (a) Series E Convertible Debentures (the "Series E Debentures") in the principal amount of $500,000; two year maturity with a provision that provides for repayment on July 1, 2000, if requested by Ward; conversion price of $0.50 per share; "Piggyback" registration rights for three years; for each $5,000 of Series E Debentures acquired, Ward received a five year warrant to acquire 3,000 shares of Anchor common stock at an exercise price of $0.50 per share; and subordination provisions that subordinates the Series E Debentures to Anchor's "Senior Debt" (as defined in the Series E Debentures). The Series E Debentures are superior to all other debentures of the Company, including without limitation the Series A, B, C and D debentures previously issued by Anchor, and shall constitute "Senior Debt" for purposes of those debentures. As of March 24, 2000, Ward has invested $500,000 in the Series E Debentures;

     (b) a $200,000 bridge loan facility to Anchor evidenced by a promissory note ("Bridge Loan"); bearing interest at the rate of 10% per annum with a maturity date of July 1, 2000. The principal amount and all accrued interest under the Bridge Loan were, at the election of Ward, applied toward the purchase of Series A Preferred stock, described below;

     (c) 1,853,300 shares of Series A Preferred stock at a purchase price of $2,000,000, which would constitute 62.6% of Anchor's common stock on a fully diluted basis; and

     (d) a $1,000,000 convertible loan facility (the "Convertible Loan") which was made available immediately following the closing of the purchase of the Series A Preferred. The Convertible Loan shall be convertible, at Ward's option, into shares of Series A Preferred stock which are further convertible into a number of shares of common stock, which, when added to the shares of common stock issued or issuable pursuant to the Series E Debentures (not including the warrants accompanying the Series E Debentures) and other shares of Series A Preferred issued to Ward, would constitute 73.5% of Anchor's common stock on a fully-diluted basis following such conversion, assuming the maximum amount of $1,000,000 was borrowed by Anchor pursuant to the Convertible Loan.

   Under the terms of the Agreement, Ward agreed that during the 36 month period following the closing of the transaction neither Ward or its affiliates would make any further acquisitions of Anchor's securities unless Ward first made a tender offer (the "Tender Offer") to buy all of the shares of Anchor's common stock not then owned by Ward or its affiliates at a purchase price equal to the greater of: (i) $0.80 per share (as adjusted for stock splits, combinations or dividends with respect to such shares) or (ii) the price per share determined by assuming the value of Anchor to be equal to Anchor's earnings before income taxes ("EBIT") for the 12 full calendar months preceding the month in which the offer is made, multiplied by six and divided by the number of shares outstanding of the Company on a fully diluted basis.

   Ward is a San Diego, California based company that provides outsourced claims management, loss control, field adjusting and catastrophe support to the Insurance and Alternative Risk markets.

Principal Shareholders

   The following table shows the name, address, number of shares held, and percentage of shares held as of March 24, 2000, by each person or entity known to Anchor to be the beneficial owner of more than five percent of the Company's common stock.

                                                    Amount and Nature Percent
   Name and Address                                   of Ownership    of Class
   ----------------                                 ----------------- --------
   Ward North America Holding, Inc.................    22,053,000(1)    74.5%(1)
    510 West Ash Street, Suite 1500
    San Diego, CA 92101
   James R. Dunathan...............................       363,297(2)    7.44%(2)
    1800 Sutter Street, Suite 400
    Concord, CA 94520
   Steven A. Gonsalves.............................       244,479(3)    5.06%(3)
    5151 Port Chicago Highway
    Concord, CA 94520
   Donald B. Putnam................................       568,846(4)   11.90%(4)
    1800 Sutter Street, Suite 500
    Concord, CA 94520
   James P. Wieking................................       490,578(5)   10.28%(5)
    1800 Sutter Street, Suite 500
    Concord, CA 94520
   Earl Wiklund....................................       241,296(6)    5.03%(6)
    P. O. Box 4101
    Concord, CA 94520
   Guarantee Life Insurance Company................       828,444(7)   17.02%(7)
    8001 Indian Hills Drive
    Omaha, Nebraska 68114

--------
(1) Assumes that Ward: (a) converts 1,853,300 shares of Series A Preferred stock into 18,533,000 shares of common stock; (b) converts the Series E Debentures into 1,000,000 shares of common stock at a conversion price of $0.50 per share; (c) exercises warrants to acquire 300,000 shares of common stock at a purchase price of $0.50 per share; and (d) the $1,000,000 Convertible Loan is fully drawn down and Ward converts the Convertible Loan into 222,000 shares of Series A Preferred which, in turn are converted into 2,220,000 shares of common stock.

(2) Includes 193,547 shares of common stock, 123,350 shares of common stock issuable upon the exercise of stock options, 18,000 shares of common stock issuable upon the conversion of certain debentures at a conversion price of $0.50 per share, 2,000 shares of common stock issuable upon exercise of warrants at a purchase price of $1.35 per share, and 26,400 shares of common stock issuable upon exercise of warrants at a purchase price of $0.50 per share. Mr. Dunathan has sole dispositive power over such shares of common stock. The identified percentage assumes that Ward has not converted any of its Series A Preferred stock or Series E Debentures into shares of common stock or exercised any warrants to acquire shares of common stock.

(3) Includes 132,424 shares of common stock, 16,500 shares of common stock issuable upon the exercise of stock options, 10,000 shares of common stock issuable upon exercise of warrants at a purchase price of $1.35 per share, and 85,555 shares of common stock issuable upon exercise of warrants at a purchase price of $0.90 per share. Mr. Gonsalves shares voting power over 132,424 shares of common stock with Debra Gonsalves, his wife. Mr. Gonsalves shares voting power with Gonsalves & Santucci, Inc., as President and majority shareholder, over the remaining 21,875 shares of common stock. The identified percentage assumes that Ward has not converted any of its Series A Preferred stock or Series E Debentures into shares of common stock or exercised any warrants to acquire shares of common stock.

(4) Includes 499,013 shares of common stock, 26,500 shares of common stock issuable upon the exercise of stock options, 4,000 shares of common stock issuable upon the exercise of warrants at a purchase price of $1.35 per share, 33,333 shares of common stock issuable upon exercise of warrants at a purchase price of $0.90 per share, and 6,000 shares of common stock issuable upon exercise of warrants at a purchase price of $0.50 per share. Mr. Putnam shares voting power over such shares of common stock with Alexandra Putnam, his wife, as co-trustee of a revocable living trust. The identified percentage assumes that Ward has not converted any of its Series A Preferred stock or Series E Debentures into shares of common stock or exercised any warrants to acquire shares of common stock.

(5) Includes 426,301 shares of common stock, 26,500 shares of common stock issuable upon the exercise of stock options, 4,000 shares of common stock issuable upon exercise of warrants at a purchase price of $1.35 per share, 27,777 shares of common stock issuable upon exercise of warrants at a purchase of $0.90 per share, and 6,000 shares of common stock issuable upon exercise of warrants at a purchase price of $0.50 per share. Mr. Wieking has sole dispositive power over such shares of common stock. The identified percentage assumes that Ward has not converted any of its Series A Preferred stock or Series E Debentures into shares of common stock or exercised any warrants to acquire shares of common stock.

(6) Includes 158,130 shares of common stock, 46,500 shares of common stock issuable upon the exercise of stock options, 2,000 shares of common stock issuable upon exercise of warrants at a purchase price of $1.35 per share, 16,666 shares of common stock issuable upon exercise of warrants at a purchase price of $0.90 per share, and 3,000 shares of common stock issuable upon exercise of warrants at a purchase price of $0.50 per share. Mr. Wiklund has sole dispositive power over such shares of common stock. The identified percentage assumes that Ward has not converted any of its Series A Preferred stock or Series E Debentures into shares of common stock or exercised any warrants to acquire shares of common stock.

(7) Includes 672,444 shares of common stock, 120,000 shares of common stock issuable upon the conversion of certain debentures at a conversion price of $0.50 per share and 36,000 shares of common stock issuable upon exercise of warrants at a purchase price of $0.50 per share. Guarantee Life Insurance Company has sole dispositive power over such shares of common stock. The identified percentage assumes that Ward has not converted any of its Series A Preferred stock or Series E Debentures into shares of common stock or exercised any warrants to acquire shares of common stock.

1. Election of Directors

   As set by the Board of Directors pursuant to the Bylaws of Anchor, the authorized number of directors to be elected is seven. Directors will hold office from the time of their election until the next Annual Meeting of Shareholders and until successors are elected and qualified. The seven nominees receiving the highest number of affirmative votes of the shares present in person or represented by proxy and entitled to vote for them, shall be elected as directors. Only votes cast FOR a nominee will be counted in determining whether that nominee has been elected as a director. A shareholder may withhold authority from the proxyholders to vote for the entire slate as nominated or, by striking a line through the name of an individual nominee in the space provided on the proxy card, withhold the authority to vote for any individual nominee. Instructions on the accompanying proxy card to withhold authority to vote for one or more of the nominees will result in such nominees receiving fewer votes.

   As described above, on March 14, 2000 Anchor completed a financing transaction with Ward. In connection with this transaction, all of Anchor's directors except Mr. Dunathan resigned. As the sole remaining director, Mr. Dunathan appointed one representative for Anchor (William R. Beasley) and five representatives of Ward (Jeffrey S. Ward, Kevin P. Jasper, Gerard A.C. Bakker, John F. Darden and Russ A. Whitmarsh) to the Board of Directors.

   The following seven persons have been selected by the Board of Directors as nominees for election to the Board: Jeffrey S. Ward, James R. Dunathan, Kevin
P. Jasper, Gerard A.C. Bakker, William R. Beasley, John F. Darden and Russ A. Whitmarsh. All of the nominees are incumbent directors. If any of the nominees should decline or be unable to act as a director, the shares may be voted for such substitute nominees as the proxyholders may in their discretion determine. Shares represented by the enclosed proxy will be voted FOR the election of these nominees, unless authority to vote for one or more nominees is withheld.

   The experience and background of each of the directors and nominees are set forth below.

                                                Year First
                                                 Became a
   Name                                     Age  Director  Positions with Anchor
   ----                                     --- ---------- ---------------------
   Jeffrey S. Ward.........................  40    2000    Chairman and Director
   Gerard A.C. Bakker......................  55    2000    Director
   William R. Beasley......................  59    2000    Director
   John F. Darden..........................  54    2000    Director
   James R. Dunathan.......................  63    1987    Director
   Kevin P. Jasper.........................  47    2000    Director
   Russ A. Whitmarsh.......................  40    2000    Director

   Jeffrey S. Ward. Mr. Ward is Chairman and CEO of San Diego based Ward North America, Inc. ("Ward N.A.") and CEO of its subsidiaries Ward North America, Inc., Spectrum Managed Care, Inc. and Ward-Interspect, Ltd. in Toronto. These firms specialize in providing a diverse array of claims management solutions to the Insurance and Alternative Risk markets through over 70 offices in the United States and Canada. Mr. Ward began his career in 1980 as a multi-line adjuster for a regional adjusting firm in Southern California, A.L. Wisdom & Associates ("Wisdom"). From 1985 to 1988, Mr. Ward served as Vice President of Operations for Wisdom. In 1988, he formed J.S. Ward & Co., which operated as a third party administrator for self-insured's and simultaneously led a management buyout of Wisdom. In 1991, both J.S. Ward & Co. and Wisdom were acquired by Swiss-Re owned Thomas Howell Group; an international loss adjusting firm based in London, and merged together to form Ward-THG. Mr. Ward served as CEO of Ward-THG, Inc. from 1991 to 1995. In 1995, Mr. Ward was appointed President of the General Claims Services operation of Atlanta-based Thomas Howell Group (Americas), Inc., which included Gay & Taylor, Inc. one of the largest adjusting companies in the United States, founded in 1928. Later that year he formed Ward North America Holding, Inc. and led the management buy-out of Ward-THG and Atlanta based Gay & Taylor from Swiss-Re. Mr. Ward holds a Bachelor's degree in Business Administration from the University of San Diego. He is also a member of the San Diego Chapter of the Young Presidents Organization.

   Gerard A.C. Bakker. In February 2000, Mr. Bakker joined Ward North America, Inc. ("Ward") as Senior Vice President. Ward specializes in providing claims management, loss control, field adjusting and catastrophe support to the Insurance and Alternative Risk markets. Mr. Bakker began his career 30 years ago in Switzerland in a troubleshooting and consulting capacity for a multinational industrial company. Subsequently he worked as Vice President for Walter E. Heeler and Company, a U.S. financial corporation in Europe from 1978-1982. From 1982-1989, he served as a partner in one of the oldest European loss adjusting firms, A. Kiewit working out of Antwerp, Belgium. After the acquisition of A. Kiewit and Thomas Howell Group ("THG") in 1991 by Swiss Re he became responsible for all adjusting operations in Europe and subsequently became COO in 1994 of THG (Americas) in which capacity he assisted Ward-THG with the buy-out in 1995 of Ward-THG and Gay & Taylor from Swiss Re. Mr. Bakker holds a Bachelor's degree in Business Administration from the University of Public and Business Administration in St. Gall, Switzerland and a MBA from Northwestern's School of Management.

   William R. Beasley. Mr. Beasley began his insurance career in 1962 as a group insurance representative with Aetna Life and Casualty. During this time he worked in Portland, Oregon and San Francisco, California while obtaining his C.L.U. designation. In 1972 he joined Marsh and McClennan as an Assistant Vice President in the Employee Benefit and Program divisions. Mr. Beasley later became a member of the Board of Directors and Managing Director of Seabury and Smith's (a Marsh and McClennan company) San Francisco Office where in he retired in 1996. He then joined Acordia of California as Executive Vice President and head of the Program division where he remained in that role until retiring in the fall of 1999. Since his retirement, Mr. Beasley has severed as a consultant in the insurance industry. Mr. Beasley graduated in 1962 from Santa Clara University.

   John F. Darden. In April 2000, Mr. Darden joined Ward North America, Inc. ("Ward N.A.") as Senior Vice President and Chief Financial Officer. Ward specializes in providing claims management, loss control, field adjusting and catastrophe support to the Insurance and Alternative Risk markets. Mr. Darden began his career in 1974 with the United States operating company for Societe Generale de Surveillance S.A., SGS Control Services, Inc. as the Vice President and Chief Financial Officer for SGS North America, Inc., a wholly owned subsidiary of Societe Generale de Surveillance S.A. From 1986 until joining Ward, Mr. Darden served as Executive Vice President, Chief Financial Officer and Director for GAB Robins North America, Inc. GAB Robins is a leading independent insurance services provider offering loss adjusting, investigation services, third party administration, medical care management, catastrophe response services and data information services to self-insured businesses and the insurance industry. Mr. Darden is a Certified Public Accountant and holds a B.S. in Accounting from St. Francis College. He is a member of the American Institute of Certified Public Accountants, the New York State Society of Certified Public Accountants and the Financial Executive Institute.

   James R. Dunathan. Mr. Dunathan has over 40 years of experience in the insurance industry and his family has been involved in the insurance industry since 1880. He joined Harden in 1985 as President and Chief Executive Officer and initiated the formation of Anchor in late 1986. Mr. Dunathan resigned all of his executive capacities at both Harden and Anchor effective March 31, 2000. Mr. Dunathan served as a member of the Board of Directors of the Professional Insurance Agents Association for 11 years and as President of such Association from 1975 to 1976. Currently Mr. Dunathan serves on the Business Leaders Alliance for Contra Costa County, an appointment made by the County Board of Supervisors. He also serves as a Director of the Barbara Milliff Children's Center in Concord, California, a non-profit school for children with developmental disabilities. Mr. Dunathan completed his undergraduate studies at Ohio State University; and served actively in the U.S. Navy as a naval aviator while he continued graduate work at the U.S. Armed Forces Institute in Japan.

   Kevin P. Jasper. Mr. Jasper is Executive Vice President of Ward North America Holding, Inc. (Ward N.A.") a San Diego based holding company with operating subsidiaries engaged in loss claims administration and adjusting, risk management services, accident, health and dental plan administration, medical cost containment and other out-source services to Insurance and Alternative Risk markets. Mr. Jasper joined Ward N.A. in 1997 as Vice President--Strategic Planning and since that time has served as Senior Vice President and Chief Administrative Officer until assuming his current position this year. From 1993 to 1997, Mr. Jasper was self-employed and developed and operated multi-family real estate projects in California for his own account. Prior to 1993, Mr. Jasper was involved as a principal in 3 start-up business enterprises. From 1989 through 1992 he co-founded and held executive management positions, including President--Manufacturing, in Gigatek Memory Systems, Inc., a manufacturer of computer memory storage products. In 1991, Mr. Jasper co-founded and served as a director of Sassaby, Inc. a manufacturer of cosmetic accessories and developer of a branded cosmetics line, JANE. That same year he also co-founded and served as a director of the predecessor entity to Trega Biosciences, Inc. (Nasdaq National Market--"TRGA"). Mr. Jasper holds a B.S. in Accounting from San Diego State University and is a Magna Cum Laude graduate of California Western School of Law. He was admitted to the California Bar in 1979.

   Russ A. Whitmarsh. Mr. Whitmarsh began his career in 1983 as a multi-line field adjuster for A.L.Wisdom & Associates. In 1988 he became a partner with Jeffrey S. Ward in A.L. Wisdom & Associates and J.S. Ward & Co. He currently directs the Field Claims Services division of Ward North America, Inc., ("Ward") a San Diego based holding company with operating subsidiaries engaged in loss claims administration and adjusting, risk management services, accident, health and dental plan administration, medical cost containment and other out-source services to Insurance and Alternative Risk markets, while overseeing Catastrophe operations and the SIU department. Mr. Whitmarsh also manages the Far West District and supports the Chief Executive Officer with a variety of corporate administration functions.

   None of the directors of Anchor hold directorships in any company (other than Anchor) with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended. No director or executive officer of Anchor has a family relationship to another director or executive officer of Anchor.

Committees and Meetings of the Board of Directors

   The Board of Directors held twelve (12) regularly scheduled or special meetings during the fiscal year ended December 31, 1999. During 1999 all of the members of the Board of Directors attended at least 75% of the meetings of the Board of Directors and of the committees on which they served except for Steven Gonsalves, Lawrence Hayes, Donald Putnam and Michael Sanford. The Board of Directors has two standing committees: (1) the Audit, Budget and Finance Committee ("Audit Committee"); and (2) the Compensation and Personnel Committee ("Compensation Committee"). The Executive Committee of the Board of Directors considers and nominates individuals for election as Directors.

 Audit, Budget and Finance Committee

   During 1999, the Audit Committee, which was comprised of Earl Wiklund, Chairman, Audie J. Dudum, James R. Dunathan, R. William MacCullough and Michael Sanford, held one meeting during the Fiscal Year. In connection with the Ward transaction, on March 9, 2000, R. William MacCullough resigned from the Board of Directors and on March 14, 2000, Earl Wiklund, Audie J. Dudum and Michael Sanford resigned from the Board of Directors. The current Audit Committee will be appointed by the Board of Directors at the next board meeting which is scheduled for Mary 23, 2000 immediately following the Annual Shareholder's Meeting. Members are appointed annually by the full Board. The functions of the Audit Committee include review of internal controls of Anchor, accounting compliance generally, and the sufficiency of Anchor's financial reporting. In connection with these reviews it can meet alone with appropriate Anchor financial personnel as well as with the independent auditors, who have free access to the Audit Committee at any time. Anchor's Accounting/Finance Departments, report directly to the Chairman of the Audit Committee. The Audit Committee recommends to the Board for its approval and for ratification by the shareholders the engagement of the Company's independent auditors to examine the accounts of Anchor. The Audit Committee also annually reviews the independence of the independent auditors as a factor in these recommendations.

 Compensation and Personnel Committee

   During 1999, the Compensation Committee, which was comprised of Steven A. Gonsalves, Chairman, Audie J. Dudum, James R. Dunathan and Carol Haynosch (ex-officio), did not meet during the past Fiscal Year. In connection with the Ward transaction, on March 14, 2000, Steven A. Gonsalves and Audie J. Dudum resigned from the Board of Directors. The new Compensation Committee will be appointed by the Board of Directors at the next board meeting which is scheduled for Mary 23, 2000 immediately following the Annual Shareholder's Meeting. Members are appointed annually by the full Board. The Compensation Committee reviews, in consultation with management, existing and proposed compensation plans, programs and arrangements for officers of Anchor. The Compensation Committee then prepares its recommendation for submission and approval of the Board of Directors.

 Directors' Fees and Expenses

   Directors of Anchor do not receive any fees for their service as Board or Committee members. Anchor reimburses reasonable out-of-pocket expenses incurred by Directors performing services for Anchor.

   Pursuant to a nondiscretionary formula set forth in the 1994 Company's Stock Option Plan, non-employee Directors receive stock options covering 15,000 shares upon their initial election to the Board (the "Initial Grant"), and automatically receive supplemental options covering 1,000 shares on each subsequent re-election (the "Annual Grant"). The Initial Grant and Annual Grant are cumulatively exercisable to the extent of 25% of the shares subject to the option on the first, second, third and fourth anniversaries of the date of grant, becoming 100% exercisable on the fourth anniversary of the date of grant. Each such option is granted with an exercise price at fair market value on the date of grant (or 110% of fair market value in the case of an optionee who owns stock representing more than 10% of the total combined voting power of all classes of the stock of Anchor). These options expire on the earlier of ten years from the grant date or thirty months following termination of the Director's tenure on the Board.

Section 16(a) Beneficial Ownership Reporting Compliance

   Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires Anchor's directors and executive officers, and any person who owns more than ten percent of Anchor's common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of Anchor's common stock. Directors, executive officers and greater than ten-percent shareholders are required by SEC regulations to furnish Anchor with copies of all Section 16(a) forms they file. To Anchor's knowledge, based solely on review of the copies of such reports furnished to Anchor and written representations that no other reports were required, during the fiscal year ended December 31, 1999, all such persons required to file reports were in compliance with the applicable Section 16(a) filing requirements.

Stock Ownership Table

   The table below indicates the number of shares of Anchor's common stock beneficially owned as of March 24, 2000, by (a) incumbent directors and the nominees nominated by the Board of Directors for election as directors; (b) executive officers who are not also directors; and (c) by all directors and executive officers as a group. Except as otherwise indicated, each person has sole investment and voting powers with respect to the shares shown as beneficially owned. Ownership information is based upon information furnished by the respective individuals.

               Directors, Nominees and Named Executive Officers

                                                        Common Stock
                                                        Beneficially
                                                        Owned as of   Percent
   Name                                                March 24, 2000 of Class
   ----                                                -------------- --------
   (a) Directors/Nominees:
     Gerard A.C. Bakker(1)............................     15,000       0.32%
     William R. Beasley(2)............................     15,000       0.32%
     James R. Dunathan(3).............................    363,297       7.44%
     Kevin P. Jasper(4)...............................     15,000       0.32%
     Jeffrey S. Ward(5)...............................     15,000       0.32%
     Russ A. Whitmarsh(6).............................     15,000       0.32%
   (b) Executive Officers:
     Carol J. Haynosch(7).............................     10,000       0.21%
     Thomas O. Hedford(8).............................     48,500       1.02%
     Raymond P. Petersen(9)...........................     16,250       0.34%
     Stuart Rosendahl(10).............................     13,500       0.29%
     Earl Wiklund(11).................................    241,296       5.03%
   (c) All directors and executive officers as a
       group..........................................    767,843      15.93%

--------
 (1) Includes 15,000 shares of common stock issuable upon the exercise of stock options. Excludes 22,053,000 shares of common stock issuable to Ward upon the conversion or exercise of certain securities issued by the Company to Ward. See "Principal Shareholders" above.

 (2) Includes 15,000 shares of common stock issuable upon the exercise of stock options. Excludes 22,053,000 shares of common stock issuable to Ward upon the conversion or exercise of certain securities issued by the Company to Ward. See "Principal Shareholders" above.

 (3) Includes 193,547 shares of common stock, 123,350 shares of common stock issuable upon the exercise of stock options, 18,000 shares of common stock issuable upon the conversion of certain debentures at a conversion price of $0.50 per share, 2,000 shares of common stock issuable upon exercise of warrants at a purchase price of $1.35 per share, and 26,400 shares of common stock issuable upon exercise of warrants at a purchase price of $0.50 per share. Mr. Dunathan has sole dispositive power over such shares of common stock. Mr. Dunathan resigned all of his executive capacities effective March 31, 2000.

 (4) Includes 15,000 shares of common stock issuable upon the exercise of stock options. Excludes 22,053,000 shares of common stock issuable to Ward upon the conversion or exercise of certain securities issued by the Company to Ward. See "Principal Shareholders" above.

 (5) Includes 15,000 shares of common stock issuable upon the exercise of stock options. Excludes 22,053,000 shares of common stock issuable to Ward upon the conversion or exercise of certain securities issued by the Company to Ward. See "Principal Shareholders" above.

 (6) Includes 15,000 shares of common stock issuable upon the exercise of stock options. Excludes 22,053,000 shares of common stock issuable to Ward upon the conversion or exercise of certain securities issued by the Company to Ward. See "Principal Shareholders" above.

 (7) Includes 10,000 shares of common stock issuable upon the exercise of stock options.

 (8) Includes 12,500 shares of common stock issuable upon the exercise of stock options, 30,000 shares of common stock issuable upon the conversion of certain debentures at a conversion prioce of $0.50 per share, and 6,000 shares of common stock issuable upon exercise of warrants at a purchase price of $0.50 per share.

 (9) Includes 6,250 shares of common stock and 10,000 shares of common stock issuable upon the exercise of stock options. Mr. Petersen resigned all of his executive capacities effective March 31, 2000.

(10) Includes 7,500 shares of common stock issuable upon the exercise of stock options, and 6,000 shares of common stock issuable upon exercise of warrants at a purchase price of $0.50 per share.

(11) Includes 158,130 shares of common stock, 46,500 shares of common stock issuable upon the exercise of stock options, 2,000 shares of common stock issuable upon exercise of warrants at a purchase price of $1.35 per share, 16,666 shares of common stock issuable upon exercise of warrants at a purchase price of $0.90 per share, and 3,000 shares of common stock issuable upon exercise of warrants at a purchase price of $0.50 per share. Mr. Wiklund has sole dispositive power over such shares of common stock. Mr. Wiklund resigned all of his executive capacities effective March 31, 2000.

Executive Compensation

   The following table shows for the fiscal years ended December 31, 1999, 1998 and 1997, the compensation paid to the executive officers of Anchor, the executive officers of its subsidiary, Harden-CA's division, PHA and the executive officers of its former subsidiary, PKW, who performed significant policy making functions for Anchor, whose aggregate salaries and bonuses exceeded $100,000.

                       Summary Annual Compensation Table

   Name and Principal                                            All Other
   Position                    Year Salary ($)(1) Bonus ($)   Compensation ($)
   ------------------          ---- ------------- ---------   ----------------
   James R. Dunathan.........  1999   $142,437     $ 9,343(2)     $   --
    President and Chief        1998    132,999      38,062(2)       5,807(5)
    Executive Officer          1997    137,237          --         14,735(5)

   Earl Wiklund..............  1999    114,023      10,759(2)         --
    Senior Vice President,     1998    108,685      21,081(2)         --
    Chief Financial Officer
    and Secretary              1997    112,311          --            --

   Thomas O. Hedford.........  1999    111,354       2,500(3)         --
    President of PHA           1998    110,000      16,000(3)         --

   Stuart Rosendahl..........  1999     84,375       2,200(4)      23,687(6)
    Vice President Marketing
    of PHA                     1998     84,000       1,500(4)      21,276(6)

   Donald B. Putnam..........  1998     99,999         --             --
    Chairman of the Executive
    Committee of PKW           1997     99,999         --             --

   James P. Wieking..........  1998    109,999         --             --
    Executive Vice President
    of PKW                     1997    125,679         --             --

--------
(1) Includes compensation earned and received by the named persons, as well as amounts earned but deferred at the election of such persons pursuant to Anchor's 401(k) Plan.

(2) Represents incentive compensation paid to Mr. Dunathan and Mr. Wiklund during 1999 based on Anchor's financial performance for 1998. Said bonus is equal to 4% of Anchor's operating results ("EBITDA", earnings before income taxes, depreciation and amortization) and was calculated semi-annually for the period ended December 31, 1998.

(3) Represents incentive compensation paid to Mr. Hedford based on PHA's financial performance. Said bonus for 1999 is equal 50% of 3% of PHA's operating results ("EBITDA", earnings before income taxes, depreciation and amortization) and was calculated quarterly for the period ended December 31, 1998, respectively.

(4) Represents incentive compensation paid to Mr. Rosendahl based on PHA's overall financial performance during 1998.

(5) Represents amount paid to Mr. Dunathan for commissions related to certain of Mr. Dunathan's insurance brokerage clients.

(6) Represents amount paid to Mr. Rosendahl for commissions related to certain of Mr. Rosendahl's third-party administration clients.

            Aggregated Option/SAR Exercises in the Last Fiscal Year
                   and Fiscal Year-End Option/SAR Values(1)

                                Number of Securities          Value of Unexercised
                               Underlying Unexercised       In-the-Money Options/SARs
                              Options/SARs at 12/31/99             at 12/31/99
                            ----------------------------- -----------------------------
   Name                     (Exercisable) (Unexercisable) (Exercisable) (Unexercisable)
   ----                     ------------- --------------- ------------- ---------------
   James R. Dunathan.......    121,850         1,500             O              O
   Earl Wiklund............     46,500         1,500             O              O
   Carol J. Haynosch.......     10,000             O             O              O
   Lynn A. Boyd............     10,000             O             O              O
   Raymond P. Petersen.....     10,000             O             O              O
   Thomas O. Hedford.......      3,125         9,375             O              O
   Stuart Rosendahl........      1,875         5,625             O              O
   Robert H. Rath..........      5,000         5,000             O              O
   Jerry Turney............      1,250         3,750             O              O

--------
(1) No options were exercised during 1999. Anchor's 1994 Stock Option Plan does not provide for stock appreciation rights ("SARs"). The dollar value reported in the table was determined by multiplying the average of the high and low bid prices on the OTC Bulletin Board of Anchor's common stock on December 31, 1999 by the number of shares subject to the options minus the aggregate exercise price.

Employment Agreement with James R. Dunathan

   In 1997, to assure itself of his continued services and in recognition of Mr. Dunathan's past contributions to Anchor and his expected contribution to its future performance, Anchor entered into an five-year employment agreement ("Agreement") with James R. Dunathan. Among other things, the Agreement provides for the payment to Mr. Dunathan of one times his annual cash compensation if his employment is involuntarily or constructively terminated without cause. The Agreement was amended and restated effective May 1, 1999, to extend the term of Mr. Dunathan's employment agreement to April 30, 2004 and to amend his incentive compensation to reflect that he would be eligible to receive an annual bonus equal to 5% of Harden Group's operating results, which are based upon EBITDA (earnings before interest, taxes, depreciation and amortization). Mr. Dunathan resigned all of his executive capacities effective March 31, 2000.

Employment Agreement with Thomas O. Hedford

   In 1998, to assure itself of his continued services and in recognition of Mr. Hedford's past contributions to Harden and his expected contribution to its future performance, Harden entered into a four-year employment agreement ("Agreement") with Thomas O. Hedford. Among other things, the Agreement provides for the payment to Mr. Hedford of an amount equal to nine months of his annual cash compensation if his employment is involuntarily or constructively terminated without cause. The Agreement was amended and restated effective May 1, 1999, to extend the term of Mr. Hedford's employment agreement to April 30, 2004, and to amend his incentive compensation to reflect that he would be eligible to receive an annual bonus equal to 4% of Harden Group's operating results, which are based upon EBITDA (earnings before interest, taxes, depreciation and amortization).

Employment Agreement with Earl Wiklund

   In 1999, to assure itself of his continued services and in recognition of Mr. Wiklund's past contributions to Harden and his expected contribution to its future performance, Harden entered into a five-year employment agreement ("Agreement") with Earl Wiklund. Among other things, the Agreement provides for the payment to Mr. Wiklund equal to nine months of his annual cash compensation if his employment is involuntarily or constructively terminated without cause. The Agreement was amended and restated effective May 1, 999, to extend the term of Mr. Wiklund's employment agreement to April 30, 2004 and to amend his incentive compensation to reflect that he would be eligible to receive an annual bonus equal to 5% of Harden Group's operating results, which are based upon EBITDA (earnings before interest, taxes, depreciation and amortization). Mr. Wiklund resigned all of his executive capacities effective March 31, 2000, and received payment in full under the terms of the Agreement.

The 1994 Stock Option Plan (the "1994 Plan")

   No options were exercised by the directors or executive officers of Anchor during Anchor's last fiscal year. As of March 24, 2000 there were options to purchase 592,450 shares of Anchor common stock outstanding. Except with respect to options to be granted to non-employee directors, the amount of options that will be granted in the future is not presently determinable. During 1999 no options were granted under the 1994 Plan.

   Under the terms of the 1994 Plan, option grants have an exercise price equal to 100% of the fair market value of Anchor common stock as of the date of grant (except for options granted to persons who own stock possessing more than 10% of the voting power of Anchor's common stock, which have an exercise price equal to 110% of the fair market value as of the date of grant). Options under the 1994 Plan are exercisable in 25% increments over a four year period. All such options would have had a term of 10 years.

Certain Relationships and Related Transactions

   Interested Transactions with Management. There are no material transactions since January 1, 1999, or any currently proposed transactions, to which Anchor was or is to be a party, in which the amount involved exceeds $60,000 and in which any director, executive officer, five percent or more shareholder, or any associate of any of the foregoing persons had, or will have, a direct or indirect material interest, except as follows:

   In 1995, Anchor issued $370,000 of 10% Convertible Subordinated Debentures (the "Debentures"). Subsequent qualified investors holding $270,000 of the Debentures, including one member of the Board of Directors (Mr. Dunathan who held $20,000) converted the Debentures into shares of Anchor's common stock at $1.35 per share. These conversions reduced Anchor's outstanding indebtedness by $270,000 and, in turn, increased shareholders' equity by $270,000. Director, Mr. Dunathan was repaid $10,000 in December 1996 and the remaining $10,000 in February 1997. On March 15, 2000, Anchor repaid the remaining outstanding Debentures ($60,000) with the proceeds from the Series A Preferred shares purchased by Ward.

   During 1996, Anchor raised $225,000 from one member of the Board of Directors (Mr. Dunathan who held $10,000) and other qualified investors through the issuance of 10% Subordinated Bridge Notes with a Warrant to Purchase Shares of Anchor Common Stock ("Bridge Notes"). The basic terms of the Bridge Notes were: (a) 10% interest per annum, paid in arrears; (b) one year term; (c) for every $10,000 of principal invested, the purchaser received a five year warrant to purchase 1,000 shares of Anchor common stock at a purchase price of $1.75 per share; (d) "piggyback" registration rights for three years; and (e) subordination provisions that subordinate the Bridge Notes to Anchor's "Senior Debt" (as defined in the Bridge Notes).

   In February 1997, Anchor offered the purchasers of said Bridge Notes an opportunity to either change the terms of the warrants underlying the Bridge Notes or to participate in the 1997 Offering (discussed below), by exchanging the Bridge Notes. The basic terms of the two alternatives were: (a) in lieu of receiving a five year warrant to purchase 1,000 shares of Anchor common stock at a purchase price of $1.75 per share, for every $10,000 in principal invested, the purchaser would receive a five year warrant to purchase 2,000 shares of Anchor common stock at a purchase price of $1.35 per share; or (b) be allowed to participate in the 1997 Offering by exchanging the Bridge Notes and receiving in return (i) interest at the rate of 10% per annum up to the date of conversion; (ii) Anchor common stock in place of the Bridge Notes at a conversion price equal to $0.90 per share; and (iii) a five year warrant, equal to the number of shares issued in place of the Bridge Notes, with the right to purchase Anchor's common stock at a purchase price of $0.90 per share. Purchasers representing $180,000 (including Director, Mr. Dunathan who held $10,000) of said Bridge Notes chose alternative (a) above, and the remaining $45,000 chose alternative (b) above. Certain purchasers agreed to extend the term of the

Bridge Notes. On March 15, 2000, Anchor repaid the remaining $80,000 of said Bridge Notes ($10,000 of which was repaid to Director, Mr. Dunathan) with the proceeds from the Series A Preferred shares purchased by Ward.

   During 1997, Anchor raised $305,000 from qualified investors through a private offering of Anchor common stock along with warrants to acquire shares of Anchor common stock (the "1997 Offering"). Anchor utilized a substantial portion of the proceeds from the 1997 Offering to support current and future working capital needs of Anchor. The basic terms of the 1997 Offering were:
(a) up to 555,000 shares of Anchor common stock available at a purchase price of $0.90 per share; (b) five year warrants to acquire one share of Anchor common stock for each share of Anchor common stock purchased at an exercise price of $0.90 per share; (c) "piggyback" registration rights for three years; and (d) anti-dilution protection for stock splits, stock dividends, recapitalizations and reorganizations.

   At the end of the third quarter 1998, Anchor commenced raising additional funds from qualified investors by offering 10% Convertible Subordinated Debentures, Series B (the "Series B Debentures"). At the close of said offering, January 25, 1999, Anchor had raised $495,000 from one member of the Board of Directors (Mr. Dunathan who held $15,000) and other qualified investors. Anchor has utilized a substantial portion of the proceeds from the Series B Debentures to support current working capital needs. The basic terms of the Series B Debentures were: (a) 10% interest, payable semi-annually in arrears; (b) two year maturity; (c) conversion price of $0.50 per share; (d) "Piggyback" registration rights for three shares years; (e) for each $5,000 of Series B Debentures acquired, an investor received a five year warrant to acquire 2,000 shares of Anchor common stock at an exercise price of $0.50 per share; and (f) subordination provisions that subordinate the Series B Debentures to Anchor's "Senior Debt" (as defined in the Series B Debentures). The Series B Debentures contained a provision that permitted Anchor to redeem all or a portion of the Series B Debentures, at par, plus any outstanding interest, in the event Anchor sold Putnam, Knudsen & Wieking, Inc. ("PKW") for an amount in excess of $2 million. As a result of the December 31, 1998 sale of PKW in excess of $2 million, Anchor repurchased $230,000 of the Series B Debentures including $200,000 repurchased from its primary lender. On March 15, 2000, Anchor repaid $145,000 ($15,000 of which was repaid to Director, Mr. Dunathan) of the outstanding Series B Debentures with the proceeds from the Series A Preferred shares purchased by Ward. As of March 24, 2000, $120,000 of the Series B Debentures remained outstanding.

   During the first nine months of 1999, Anchor raised $179,000 from one member of the Board of Directors (Mr. Dunathan who held $9,000) and other qualified investors by offering 10% convertible Subordinated Debentures, Series C (the "Series C Debentures"). Anchor utilized a substantial portion of the proceeds from the Series C Debentures to support current working capital needs. The basic terms of the Series C Debentures were: (a) 10% interest, payable semi-annually in arrears; (b) two year maturity; (c) conversion price of $0.60 per share; (d) "Piggyback" registration rights for three years; (e) for each $5,000 of Series C Debentures acquired, an investor received a five year warrant to acquire 2,000 shares of Anchor common stock at an exercise price of $0.60 per share; and (f) subordination provisions that subordinated the Series C Debentures to Anchor's "Senior Debt" (as defined in the Series C Debentures).

   In September 1999, Anchor offered the investors of said Series C Debentures the opportunity to either remain as investors in the Series C Debentures or to convert their Series C Debentures into the Series D Debentures (discussed below). The basic terms of the two alternatives were: (a) remain as an investor of the Series C Debentures; or (b) exchange the Series C Debentures and Warrants and receive in return (i) Series D Debentures at a conversion price of $0.50 per share; and (ii) for each $5,000 of debentures originally purchased a Warrant to acquire 3,000 shares of Anchor's common stock at a purchase price of $0.50 per share. All of the Series C Debentures investors, including Director, Mr. Dunathan chose alternative (b) above.

   During the last three months of 1999, Anchor raised an additional $100,000 from other qualified other qualified investors by offering 10% Convertible Subordinated Debentures, Series D (the "Series D Debentures). Anchor utilized a substantial portion of the proceeds from the Series D Debentures to support current working capital needs. The basic terms of the Series D Debentures were: (a) 10% interest, payable semi-annually in arrears; (b) two year maturity; (c) conversion price of $0.50 per share; (d) "Piggyback" registration rights for three years; (e) for each $5,000 of Series D Debentures acquired, an investor received a five year warrant to acquire 3,000 shares of Anchor common stock at an exercise price of $0.50 per share; and (f) subordination provisions that subordinates the Series D Debentures to Anchor's "Senior Debt" (as defined in the Series D Debentures). Of the $244,000 Series D Debentures that remain outstanding as of March 24, 2000, one member of the Board of Directors, Mr. Dunathan, holds $9,000.

2. Ratification of Appointment of Independent Auditors

   Subject to ratification by the shareholders, the Board of Directors has reappointed Odenberg, Ullakko, Muranishi & Co., ("Odenberg") as independent auditors to audit the financial statements of the Company for the fiscal year beginning January 1, 2000 and ending December 31, 2000.

   Representatives of the firm of Odenberg are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

   THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS RATIFY THE REAPPOINTMENT OF ODENBERG AS INDEPENDENT AUDITORS TO AUDIT THE FINANCIAL STATEMENTS OF ANCHOR FOR THE CURRENT FISCAL YEAR ENDING DECEMBER 31, 2000.

Annual Report and Financial Statements

   The 1999 Annual Report of Anchor, which includes its audited financial statements for the fiscal year ended December 31, 1999, has accompanied or preceded this Proxy Statement.

   As of the date of this Proxy Statement, the Board of Directors is not informed of any matters, other than the election of directors and ratification of the appointment of Odenberg as independent auditors of Anchor, that may be brought before the meeting. The persons named in the enclosed form of proxy or their substitutes will vote with respect to any such matters in accordance with their best judgment.

                       ANCHOR PACIFIC UNDERWRITERS, INC.
                         Annual Meeting of Shareholders
                                  May 23, 2000
          This Proxy is solicited on behalf of the Board of Directors

  The undersigned appoints Jeffrey S. Ward and James R. Dunathan and each of them as proxies for the undersigned, with full power of substitution to represent and to vote all the stock of the undersigned on the following matters as described in the Proxy Statement accompanying the Notice of Meeting, receipt of which is hereby acknowledged, and according to their discretion on all other matters that may be properly presented for action at the Annual Meeting of Shareholders of Anchor Pacific Underwriters, Inc. to be held on Tuesday, May 23, 2000, and at any adjournment(s) or postponement(s) thereof. The above named proxyholders are hereby granted discretionary authority to cumulate votes represented by the shares covered by this Proxy in the election of Directors. The undersigned may revoke this proxy at any time prior to its exercise or may attend the meeting and vote in person. If properly executed, this proxy shall be voted in accordance with the instructions given. TO THE EXTENT NO DIRECTIONS ARE GIVEN, THE PROXYHOLDERS WILL VOTE FOR PROPOSALS 1 AND 2, AND IN THE DISCRETION OF THE PROXYHOLDERS ON OTHER MATTERS WHICH MAY PROPERLY BE PRESENTED AT THE MEETING.

1. ELECTION OF DIRECTORS:
                 [_] FOR all nominees listed below (except as marked to the contrary below)
                 [_] WITHHOLD AUTHORITY to vote for all nominees listed below

 Gerard A.C. Bakker, William R. Beasley, John F. Darden, James R. Dunathan, Kevin P. Jasper, Jeffrey S. Ward and Russ A. Whitmarsh.

 (Instruction: To withhold authority to vote for any individual nominee strike a line through the nominee's name in the list above.)

2. PROPOSAL TO RATIFY THE REAPPOINTMENT OF ODENBERG, ULLAKKO, MURANISHI CO. as independent auditors of Anchor.

                 [_] FOR         [_] AGAINST     [_] ABSTAIN

MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW [_]

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE PRE-PAID ENVELOPE.

                                                    Date: _______________, 2000

                                                    ---------------------------

                                                    ---------------------------
                                                          Signature(s) of
                                                          Shareholder(s)

                                                    Please sign exactly as the
                                                    name or names appear in
                                                    this proxy. If the stock
                                                    is issued in the name of
                                                    two or more persons, all
                                                    of them should sign the
                                                    proxy. A proxy executed by
                                                    a corporation should be
                                                    signed in its name by an
                                                    authorized officer.
                                                    Executors, administrators
                                                    and trustees so indicate
                                                    when signing.